Exhibit 10.35.1

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
AND CLOSING AGREEMENT

     This First Amendment to Purchase and Sale Agreement and Closing Agreement (the “Amendment”) is dated as of this 1st day of June, 2004, and is an amendment of that certain Purchase and Sale Agreement (the “Agreement”), dated the 25th day of April, 2004, by and between TXU FUEL COMPANY, a Texas corporation (“TXU”), and ENERGY TRANSFER PARTNERS, L.P. (“Buyer”), a Delaware limited partnership. Any capitalized term used herein but not otherwise defined herein shall have the meaning given to such term in the Agreement. TXU and Buyer may be referred to in this Amendment individually as a “Party,” and collectively as the “Parties.”

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Agreement is amended as follows:

     Section 1.01. Amendment.

     (a) Paragraph 5.4(c)(v) of the Agreement is hereby deleted in its entirety and replaced with the following:

     (v) Severance Plan. Buyer agrees that, with respect to any Transitioned Employee who executes the Agreement and Release, if it terminates such Transitioned Employee following the ninetieth (90th) day of, and within the eighteen (18) month period after, such Transitioned Employee’s Employment Effective Date for any reason other than cause (as defined above), Buyer shall provide such Transitioned Employee with severance benefits, in accordance with Schedule 5.4(c)(v).

     (b) Exhibit A to the Agreement is deleted in its entirety and replaced with Exhibit A attached to this Amendment.

     (c) Exhibit B-2 to the Agreement is deleted in its entirety and replaced with Exhibit B-2 attached to this Amendment.

     (d) Section 5.12 of the Agreement requires Buyer and TXU to supplement or amend the Schedules upon becoming aware of any fact, matter, circumstance or event requiring that the Schedules be supplemented or amended. The Schedules attached to this Amendment have been supplemented or amended by TXU since the execution of the Agreement, and replace the corresponding Schedules attached to the Agreement. The following Schedules are attached: 2.2(b); 2.2(c); 2.3; 2.4; 2.1 l(a)(v); 3.6; 3.8; 3.9; 3.10; 3.16; 3.20; 5.4(c)(v); 6.1(g).

     (e) The following Paragraph 5(c)(vi) of the Agreement is hereby added:

     (vi) Appliance and Energy Conservation Programs. Buyer will continue to administer outstanding appliance and energy conservation programs by Transitioned Employees in accordance with a Schedule to be provided by TXU. Buyer will deduct the payments in accordance with such Schedule and remit such payment to TXU.

     Section 1.02. Adjustment to Effective Time.

     (a) Effective Time is defined in Section 2.6 of the Agreement as being 9:00 AM on the Closing Date. Notwithstanding Section 2.6 of the Agreement, and provided the Federal Trade Commission does not take any action that would prevent Closing on such date, then as of 11:01 pm Central Daylight Time on June 1, 2004: (i) Buyer agrees (assuming TXU complies with its Closing delivery obligations under Section 2.7(a) of the Agreement), that the Conditions to the Obligations of Buyer to close, as set forth in Section 6.1 of the Agreement, have been satisfied, (ii) TXU agrees (assuming Buyer complies with its Closing delivery obligations under Section 2.7(b) of the Agreement), that the Conditions to the Obligations of TXU to close, as set forth in Section 6.2 of the Agreement, have been satisfied, (iii) the Closing will take place as of 11:01 pm Central Daylight Time on June 1, 2004, and (iv) the wire transfer of the Purchase Price will be initiated by Buyer immediately upon the opening of the Federal Reserve Bank wire transfer service on June 2, 2004. If such wire transfer of the Purchase Price does not occur as set forth in the proceeding sentence, Buyer will be in breach of its material obligations under the Agreement, and TXU will be entitled to all remedies available at law or in equity.

     (b) The Preliminary Settlement Statement was prepared using a June 1, 2004 Effective Time. For purposes of the preparation of the Final Settlement Statement and final settlement between the Parties, all calculations required under Sections 2.10 (Revenues and Expenses); 2.11 (Adjustments to Purchase Price) and 2.13 (Post-Closing Adjustments) of the Agreement will be made as if the Closing had occurred as of 9:00 am on June 1, 2004 (it being recognized that such time is being used for accounting purposes only).

     (c) In addition to the amounts on the Preliminary Settlement Statement, Buyer will pay to TXU at Closing, by wire transfer of immediately available funds, a sum that is equal to the interest on the Purchase Price for one day at the rate of 5% per annum (this amount is $68,500).

     (d) With respect to the Transition Services Agreement (Software Related Services), Transition Services Agreement (Engineering), Natural Gas Transportation Agreement, Gas Storage Contract (Bethel) and Gas Storage Contract (Bryson), the effective date is hereby amended to 11:01 PM Central Daylight Time on June 1, 2004; provided, however, that for accounting purposes hereunder, each agreement shall be determined as if such agreement were effective as of 9:00 AM Central Daylight Time on June 1, 2004.

     Section 1.03. Further Agreements Between the Parties.

     (a) Subsequent to the execution of the Agreement, TXU determined that, in order to provide for consistency with respect to severance benefits offered to employees of TXU affiliates under certain circumstances, it would be necessary to modify the severance benefits available to Transitioned Employees (as defined in the Agreement), under paragraph 5.4(c)(v) of the Agreement. TXU agrees that, upon notification from Buyer, including reasonable backup quantification, TXU will pay, or reimburse Buyer, for the difference, if any, between severance benefits actually paid by Buyer to a Transitioned Employee pursuant to paragraph 5.4(c)(v) and Schedule 5.4(c)(v), as amended by this Amendment, and the severance benefits that would have been paid by Buyer to such Transitioned Employee pursuant to paragraph 5.4(c)(v) but for this Amendment.

     (b) Additionally, the Parties have mutually identified certain employees of TXU affiliates who will provide certain services to Buyer and to whom Buyer may make offers of employment. These employees are identified in Schedule 8.10 to the Transition Services and Access Agreement (Pipeline System Services)(as amended) (the “Transition Agreement”) that is attached to this Amendment as Exhibit B. The employees listed on Schedule 8.10 of the Transition Agreement (as amended) will be considered to be Transitioned Employees (as defined in the Agreement) for all purposes of the Agreement, including the employment terms described in Section 5.4 of the Agreement as amended by this Amendment.

     Section 1.04. Entire Agreement. Except as herein expressly modified, changed and amended, all of the terms, provisions, covenants and conditions in the Agreement remain in full force and effect.

     Section 1.05. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. It shall not be necessary for Buyer and TXU to sign the same counterpart. Buyer or TXU may execute this Agreement by signature transmitted via facsimile, to be followed by original signatures delivered to the other party via overnight delivery service.

     IN WITNESS WHEREOF, TXU and Buyer have caused this Amendment to be executed, as of the day and year first written.

TXU FUEL COMPANY
a Texas corporation

By:	-s- Kirk R. Oliver

Name:	Kirk R. Oliver
Title:	Treasurer

ENERGY TRANSFER PARTNERS. L.P
a Delaware limited partnership

	By:	U.S. Propane, L.P.,
Its General Partner

		By:	U.S. Propane, L.L.C.,
Its General Partner

	By:	-s- Kelcy Warren

	Name:	Kelcy Warren
	Title:	CO - CEO